EXHIBIT 99.1

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Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Increase in Borrowing Base

Natchez, MS (October 26, 2010)—Callon Petroleum Company (NYSE: CPE) announced today that Regions Bank completed a redetermination of the borrowing base under the company's revolving credit facility. As a result, the borrowing base will be increased to $30 million, an increase of 50% over the previously established borrowing base. There are no outstanding draws on the revolving credit facility, and Callon is in compliance with all financial covenants subject to the facility.

Fred Callon, Chairman and CEO, said, “The increase in our borrowing base demonstrates the progress we have made developing our onshore assets in the Permian Basin and Haynesville Shale.  By executing our strategic growth plan to reinvest cash flow from our offshore assets into onshore plays offering long-term visible growth, we have been able to increase our estimated net proved reserves to 13.0 million barrels equivalent as of September 1, 2010, a 34% increase since December 31, 2009. Our strategy is working, and we are continuing to build our onshore presence and multi-year inventory of economic drilling locations.”

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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